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                                                                   EXHIBIT 10.23


                                CoreComm Limited
                             CoreComm Holdco, Inc.
                              110 East 59th Street
                               New York, NY 10022

                                                           February 5, 2002

NTL Incorporated
110 E. 59th Street
New York, New York 10022
Attention: Richard J. Lubasch

Mr. Lubasch:

      This letter agreement is to confirm that the parties agree that as of the date hereof, with respect to the 10.75% Unsecured Convertible PIK Notes due 2011, dated October 15, 2001, and any additional 10.75% Unsecured Convertible PIK Notes (collectively, the "Notes"), issued, or to be issued, respectively, by CoreComm Limited and/or CoreComm Holdco, Inc. ("Holdco") as obligors in favor of NTL Incorporated ("NTL"):


      CoreComm Limited and CoreComm Holdco hereby exercise their right under Section (9) of the Notes such that, following the completion of Holdco's exchange offer to the holders of CoreComm Limited common stock to exchange their shares of CoreComm Limited common stock for shares of Holdco common stock, the convertibility feature of the Notes will be altered so that rather than the Notes being convertible into shares of CoreComm Limited common stock, they will become convertible into shares of Holdco common stock. At that time, the conversion prices of each Note will be equitably adjusted by dividing the conversion prices by the exchange ratio at the completion of the exchange offer for CoreComm Limited common stock (for example, an initial exchange ratio of 1/38.9 and a conversion price of $1.00 would result in a new conversion price of $38.90 for each share of CoreComm Holdco common stock, as may be adjusted from time to time as set forth in the Notes), as may thereafter be adjusted pursuant to the Notes. NTL hereby agrees not to exercise its rights to convert the Notes into CoreComm Limited common stock until August 5, 2002 (unless that right has previously ceased as a result of the completion of the exchange offer and the change in the convertibility feature). In the event that Holdco does not complete the exchange offer for CoreComm Limited common stock by August 5, 2002, the conversion feature of the Notes will remain into CoreComm Limited common stock on its original terms. This agreement is to be governed by the laws of the State of New York.


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Please indicate your agreement with the foregoing by signing below.

                                          Sincerely,

                                          CORECOMM LIMITED

                                          By: /s/ MICHAEL A. PETERSON
                                              __________________________________
                                              Name:  Michael A. Peterson
                                              Title: Executive Vice President


                                          CORECOMM HOLDCO, INC.

                                          By: /s/ THOMAS J. GRAVINA
                                              __________________________
                                              Name:  Thomas J. Gravina
                                              Title: Chief Executive Officer

Accepted and Agreed:

NTL INCORPORATED

By: /s/ RICHARD J. LUBASCH
    _________________________________
    Name:  Richard J. Lubasch
    Title: Executive Vice President